UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On May 17, 2013, AmerisourceBergen Corporation (the “Company”) issued a news release in which it reiterated its expectations for financial performance for fiscal year 2013, including expected revenue growth in the 11 percent to 13 percent range, and adjusted diluted earnings per share from continuing operations in the lower half of the range of $3.04 to $3.14, excluding certain expenses related to the relationship with Walgreen Co. (“Walgreens”) and Alliance Boots GmbH (“Alliance Boots”) and the warrants issued (as described below), and the expected LIFO charge from onboarding of additional branded inventory. The assumptions for fiscal 2013 adjusted diluted earnings per share from continuing operations stated in the Company’s Current Report on Form 8-K filed on April 25, 2013 remain unchanged.

In addition, the Company announced that it continues to expect the Walgreens and Alliance Boots agreements (as described below) to contribute an incremental $25 billion in revenues and approximately 20 cents in adjusted earnings per share in fiscal 2014, excluding the amortization of certain expenses related to the transaction and the warrants issued, certain non-recurring costs and a potential LIFO charge, and net of certain start-up expenses.

A copy of the news release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 8.01. Other Events.

In the news release issued on May 17, 2013, the Company announced that the parties have received regulatory approval of the previously disclosed agreement for Walgreens and Alliance Boots to purchase an equity stake in the Company. On March 19, 2013, the Company announced that it had entered into a strategic, long-term relationship with Walgreens and Alliance Boots, which includes: a ten-year comprehensive primary pharmaceutical distribution contract with Walgreens; access to generic drugs and related pharmaceutical products through the Walgreens Boots Alliance Development joint venture; and opportunities to accelerate the Company’s efforts to grow its specialty and manufacturer services businesses domestically and internationally.

In furtherance of this new partnership, Walgreens and Alliance Boots together were granted rights to purchase an equity position in the Company, beginning with the right to purchase in the open market up to 7 percent of the fully diluted equity of the Company. In addition, the Company granted to Walgreens and Alliance Boots equity warrants exercisable for 16 percent in the aggregate of the fully diluted equity of the Company.  The first tranche of warrants, representing 8 percent of the fully diluted equity of the Company, has a strike price of $51.50 and will be exercisable for a six-month period beginning in March 2016.  The second tranche of warrants, also representing 8 percent of the fully diluted equity of the Company, has a strike price of $52.50 and will be exercisable for a six-month period beginning in March 2017.  The warrants were allocated equally among Walgreens and Alliance Boots.  Walgreens and Alliance Boots have agreed to customary transfer restrictions on their equity stake, and have also agreed not to acquire additional equity of the Company under the terms of a standstill agreement, subject to the terms and conditions of such agreement, including certain pre-emption rights and permitted exceptions.

Walgreens will have the ability to appoint one director to the Company’s board upon Walgreens and Alliance Boots together acquiring a 5 percent equity stake, and a second director upon exercise in full of the first tranche of warrants.

Item 9.01. Financial Statements and Exhibits.

(d)                                              Exhibit.

99.1                                     News Release, dated May 17, 2013, regarding regulatory approval of Walgreens and Alliance Boots equity investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: May 21, 2013	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
		Title:	Senior Vice President
and Chief Financial Officer